ARTICLES OF AMENDMENT

OF

CORNERSTONE HEALTHCARE PLUS REIT, INC.

THIS IS TO CERTIFY THAT:

FIRST: Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), Cornerstone Healthcare Plus REIT, Inc. (the “Corporation”) desires to amend its charter as currently in effect and as hereinafter amended.

SECOND: Article I of the Corporation’s charter shall be amended as follows:

The name of the Corporation is Sentio Healthcare Properties, Inc. (the “Corporation”).

THIRD: This amendment to the Corporation’s charter was approved by a majority of the entire Board of Directors of the Corporation. This amendment is limited to a change expressly authorized by Section 2-605(a)(1) of the MGCL to be made without action by the Corporation’s stockholders.

IN WITNESS WHEREOF, the Corporation has caused the foregoing amendment of its charter to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer, Treasurer and Secretary on this 24th day of January, 2012.

CORNERSTONE HEALTHCARE PLUS REIT, INC.

By:	/s/ John Mark Ramsey
John Mark Ramsey
President and Chief Executive Officer

ATTEST:

	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser
Chief Financial Officer, Treasurer and
Secretary